EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made and entered into by and between Golden Matrix Group, Inc. (“Employer”) and Anthony Brian Goodman (“Employee”). Employer and Employee are sometimes referred to individually as “Party” and are sometimes collectively referred to herein as “Parties.”

RECITALS

WHEREAS, Employee is employed by the Employer on at at-will basis, as the Chief Executive Officer; and

WHEREAS, Employee’s employment with the Employer is governed by that certain First Amended and Restated Employment Agreement executed by the Parties on or about September 16, 2022 (the “Employment Agreement”);

WHEREAS, Employee and Employer mutually agree to terminate Employee’s employment, effective December 12, 2025, unless otherwise agreed in writing by the Parties (“Termination Date”), pursuant to the terms set forth herein; and

WHEREAS, with the Parties’ mutual agreement to terminate Employee’s employment, the Parties have also determined that it is in their mutual interests to reach an agreement with respect to any and all disputes between them arising out of or related to Employee’s employment with and/or separation from Employer.

NOW THEREFORE, in consideration of and in exchange for the promises, covenants and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties mutually agree as follows:

AGREEMENT

1. Employer’s Promises. In consideration of and in exchange for Employee’s promises, covenants and releases contained herein, as well as in the Australia Deed of Settlement and Release (the “Australia Deed”), which is attached hereto as Exhibit A, and provided Employee does not revoke Employee’s acceptance of this Agreement as provided herein, Employer agrees to provide the following consideration, which Employee agrees constitutes good and valuable consideration for this Agreement, the Australia Deed, and his Releases, and is above and beyond any amounts Employee would otherwise be entitled to:

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As of the Termination Date, Employee’s current Base Salary (as that term is defined in the Employment Agreement) is $434,500 per year. Employer agrees to provide compensation to Employee, in an amount as set forth in Section 14.4 of the Employment Agreement, as follows:

(i) Severance equal to the sum of: (1) eighteen (18) months of Employee’s Base Salary, in the amount of Six Hundred and Fifty One Thousand Seven Hundred and Fifty Dollars and Zero Cents ($651,750.00) (annual Base Salary divided by twelve (12) multiplied by eighteen (18) = $434,500 / 12 x 18); plus (2) an amount equal to Employee’s targeted bonus for 2025, in the amount of Three Hundred Thousand Dollars and Zero Cents ($300,000.00), for a total lump sum cash severance payment of Nine Hundred Fifty One Thousand Seven Hundred and Fifty Dollars and Zero Cents ($951,750) (such total payment referred to herein as the “Severance Payment”), which shall be payable to Employee in one lump sum; and

(ii) Employee’s accrued, unused vacation determined as of his Termination Date in the amount of Forty-Six Thousand Seven Hundred and Ninety-Two Dollars and Zero Cents ($46,792.00) (“Accrued Vacation Pay”), shall also be made payable to Employee in one lump sum; and

(iii) The Parties understand and agree that the Severance Payment and Accrued Vacation Pay will be subject to all necessary and required withholdings consistent with applicable Australian and state or federal U.S. laws. The total amount payable to Employee will be a gross amount equal to Nine Hundred Ninety Eight Thousand Five Hundred Forty Two Dollars and Zero Cents ($998,542.00)(USD) of which Sixty Thousand Dollars and Zero Cents ($60,000.00) will be paid to Employee’s Superannuation fund, and Four Hundred and One Thousand Two Hundred and Fourteen Dollars and Seventy Four Cents ($401,214.74) will be paid to the Australian Tax Office, with the balance of Five Hundred Thiry Seven Thousand Three Hundred and Twenty Seven Dollars and Twenty Six Cents ($537,327.26) being remitted to the Escrow Agent; and

(iv) After withholdings, the net amount of the Severance Payment and Accrued Vacation Pay will be placed in trust, with Aaron McGeary at The McGeary Law Firm, P.C., as set forth in the Escrow Agreement, executed contemporaneous in time herewith, and shall be released on the Release Date, as described in the Escrow Agreement; and

(v) On or before the Termination Date, Sixty Thousand Dollars and Zero Cents ($60,000.00) will be paid to Employee’s Superannuation fund, and Four Hundred and One Thousand Two Hundred and Fourteen Dollars and Seventy Four Cents ($401,214.74) will be paid to the Australian Tax Office, by the withholding Company Global Technology Group Pty Ltd.; and

(vi) Notwithstanding anything to the contrary in any equity award agreement, the unvested restricted stock units (RSUs) previously granted to the Employee will become 100% vested as of Employee’s Termination Date. For example, as of the day prior to the Termination Date, Employee has 300,000 outstanding Restricted Stock Units (RSUs), all of which are unvested. Under this Agreement, all 300,000 unvested RSUs will become 100% vested on the Termination Date, immediately; and

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(vii) Employer shall use commercially reasonable efforts to provide reasonable assistance to Employee, Anthony B. Goodman, in connection with the conversion of the Series B Preferred Stock shares held by Employee into common stock of Employer (the “Conversion Shares”). For purposes of this Section, “reasonable assistance” means, solely, (a) authorizing the transfer agent to issue the Conversion Shares to Anthony Goodman, assuming that the conversion documentation delivered to Employer is complete, accurate, and in accordance with the terms of the rights of the Series B Preferred Stock, the Company’s organizational documents and applicable law, and (b) authorizing the transfer of such Conversion Shares, assuming all requirements of the transfer agent are satisfied and such transfer is otherwise lawful. For the avoidance of doubt, Employer shall have no obligation to provide or pay for any legal opinion, including a Rule 144 opinion letter, or to engage its counsel to provide such an opinion. Notwithstanding that, Employer shall not unreasonably withhold, condition, or delay approval for the transfer agent to accept a third-party legal opinion, provided that such opinion: (i) is prepared by counsel reasonably acceptable to Employer; (ii) meets customary legal standards for such opinions; and (iii) does not, in the reasonable determination of Employer’s counsel, contain materially incorrect statements. Employer’s obligations under this Section are limited to the foregoing, and nothing herein shall be construed to require Employer to take any action that would cause it to violate any law, the Company’s organizational documents, or the rights of any third party, or to incur any material expense or liability. Employer may exercise its discretion reasonably in connection with any such approvals or authorizations, and Employee acknowledges that any assistance provided by Employer is solely to facilitate the conversion of, or transfer of, Conversion Shares, and does not constitute a representation, warranty, or guarantee regarding the legality, marketability, or tradability of such shares.

(a) Employee will also receive his Base Salary and will continue to participate in the Employer’s benefit plans through the Termination Date; however, as of the Termination Date, Employee will no longer be able to participate in any employer sponsored benefits.

(b) For the avoidance of doubt, all amounts paid to Employee under Paragraphs 1(i) and 1(ii) will be made on Employer’s behalf by its Australian withholding agent, Global Technology Group Pty Ltd. (the “Australian Withholding Agent”).

(c) Employer agrees to reimburse Employee up to Ten Thousand Dollars and Zero Cents ($10,000.00), in attorneys’ fees and costs incurred by Employee specifically in connection with advice and counsel, and the review and negotiation of this Agreement and the Australia Deed. Employee agrees to submit his request for reimbursement to William Scott, via email at William.scott@warrenside.com, complete with the invoices he has received from his attorney reflecting the actual attorneys’ fees and costs incurred, not later than thirty (30) days after this Agreement becomes effective. The Employer’s reimbursement will be taxable to the Employee, and the reimbursement (net of required tax withholding) will be paid to the Employee within ten (10) business days of the date the Employer receives Employee’s request for reimbursement. For the avoidance of doubt, no reimbursements under this paragraph will be paid after December 31, 2025.

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(d) No Other Compensation or Benefits. With the limited/potential exception of Employee’s final paycheck, the compensation and benefits specified in Section 1 are the only compensation and benefits to which Employee will be entitled, and no other compensation or benefits of any kind shall be provided to Employee. Employee specifically acknowledges and represents that he is not due or entitled to any additional salary, wages, overtime pay, or other leave (including leave pursuant to any applicable law), or other benefit or payment from, or relating to, the Employer or any Released Persons (defined below) other than those specified in this Agreement or the Australia Deed. As of his Termination Date, Employee will cease active participation in all employee benefit plans, programs, and arrangements Employer makes available to its employees, in accordance with the terms and conditions of such benefit plans, programs, and arrangements, and applicable law. Employee’s rights under those benefit plans, programs, and arrangements following his Termination Date are governed solely by the terms of such plans, programs, and arrangements. Accordingly, Employee should review those documents to ascertain his rights (if any) under them. Employee’s eligibility for or entitlement to any amounts under the foregoing plans, programs, or arrangements is governed by the terms of those plans, programs, or arrangements, and as required by applicable law.

2. Employee’s Promises. In consideration of and in exchange for Employer’s promises, Employee agrees to provide the following consideration, which Employer agrees constitutes good and valuable consideration for this Agreement:

(a)

Employee agrees to return all tangible property to Employer, or any Group Company, in Employee’s possession, custody or control, including any equipment, books, documents, papers, materials, credit cards, cards and keys, and any electronically stored information or data of the Employer. “Group Company” means (a) Golden Matrix Group, Inc. and Global Technology Group Pty Ltd (b) each of their past, present, and future parents, direct and indirect subsidiaries, divisions, sister or affiliated entities, and all other entities under common control with it, in each case whether organized, operating, or located within or outside the United States, and (c) each of the foregoing entities’ respective predecessors, successors, and assigns. For the avoidance of doubt, “Group Company” includes any entity in which any person or entity described in clauses (a)–(b) has, directly or indirectly, a controlling, controlled, or common-control interest at any time relevant to the matters covered by this Agreement;

(b)

Employee agrees to maintain as secret and confidential, all trade secret, confidential and proprietary, non-public information he was privy to during his employment with Employer, and not to disclose such information except as otherwise permitted by applicable law, and as set forth in Section 9.1 of the Employment Agreement.

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(c)

Employee further agrees that for a period of one year from the Termination Date, without the express, prior written consent of the Employer, Employee will not accept a role as President or, Chief Executive Officer, with a direct competitor of the Employer where the primary duties involve the operation of a Business to Consumer (“BtoC”) or Business to Business (“BtoB”) online casino, sports book and online raffles that competes directly with the Employer. Notwithstanding the language above, Employee will be able to maintain his roles and titles with Elray Resources Inc, Articulate Pty Ltd, and Luxor Capital LLC. Employee will not knowingly seek to induce or encourage the resignation of, or seek to recruit, any current senior executive of the Employer with whom the employee worked during the twelve (12) months prior to the Termination Date; and (ii) Employee will not solicit, directly or indirectly, the accounts, work or business of any customer of the Employer with whom Employee worked or otherwise had access to during the twelve (12) months leading up to Employee’s Termination Date for the purpose of offering directly competing products or services.

3. Employee Transition. The Parties agree that leading up to the Termination Date will be a transition period, during which Employee will cooperate with Employer to transition out of and away from his day-to-day duties and responsibilities as the Chief Executive Officer. Such transition will include, in cooperation with, or at the request and direction of the Board of Directors (the majority thereof): facilitating a transfer of knowledge, data, reports, analyses and information, in whatever form or media, about the company’s business, platforms, strategy, short and long term objectives, core capabilities, technology, research and development, markets, and competitors; the identification and introduction to internal and external stakeholders, partners, vendors, and professional representatives, that contribute, partner, service, supply, and support the company in its domestic and international markets; and the removal of Employee and replacement of Employee by one or more persons identified by the Board of Directors as the authorized person with decision making authority and signatory for all of the Company’s banking, investment, brokerage, stock market and securities exchange accounts, platforms, and any other financial, business or reporting related accounts for which a Company representative must be designated for and has decision making and signatory authority. The Parties understand that they have a fiduciary duty to cooperate with each other during this transition to ensure continuity of the business, and preserve the parties respective good will and reputations. The Parties further agree to collaborate on a press release, and internal and external communications announcing Employee’s separation, with Employee being given the opportunity to draft an initial press release, and internal communication, which will be submitted to the Board of Directors for review, revision and final approval, and will be issued on or after Employee’s Termination Date. Lastly, the Parties agree that the Employee’s Termination Date may take place sooner than December 12, 2025, provided the Parties mutually agree, in writing, to a new Termination Date. On the Termination Date, the escrow agent will release severance funds, as well as the resignation by the Employee. The Employee will resign as an officer of the Employer consistent with the Employer’s By Laws.

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4. No Amounts Owing. All amounts payable to Employee hereunder are intended to either comply with, or be exempt from, the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with all applicable regulatory guidance thereunder (in the aggregate, “Section 409A”), and this Agreement shall be interpreted and construed in a manner that is consistent with such intent. Except as otherwise set forth herein, Employee acknowledges that Employee has received all wages, compensation, benefits, and that Employer or any Group Company shall owe nothing to Employee or on Employee’s behalf to any third party once Employee receives the consideration described in this Agreement and the Australia Deed. Moreover, Employee is solely responsible for any income tax consequences as may apply to Employee as the result of Employer’s provision of taxable compensation and benefits to Employee. Employee tax consequences covered by this Paragraph include, but are not necessarily limited to, any income taxes as may be imposed by IRS on Employee under Code section 409A(a)(1). Any payments due to the IRS, or the Australia Tax Office from Employee’s receipt of payments hereunder shall be the sole responsibility of Employee, and Employee shall be solely responsible for both the Company’s and Employee’s amounts for taxes, including withholdings, as a direct result of amounts paid to Employee pursuant to this Agreement.

5. Waiver and Release. Each of (a) Employee and (b) Employer (as applicable, the “Releasing Party”), agree that on behalf of himself/itself, his/its heirs, employees, officers, directors, executors, administrators, successors, and assigns, that Releasing Party shall waive, release and discharge the other party (as applicable, the “Released Party”) and such Released Party’s past, present, and future parent and subsidiary companies, divisions, affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, officers, directors, attorneys, heirs, executors, agents, representatives, employees and assigns (in their individual, official and corporate capacities), former employees, and any other person, firm or corporation with whom any of them are now or may hereafter be affiliated (collectively, “Releasees”), from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the signing of this Agreement, or arising out of or in connection with Employee’s employment by and/or separation of employment from Employer, through Employee’s Termination Date, including but not limited to the terms of the Employment Agreement, except as otherwise provided herein. This total release includes, but is not limited to, all claims arising directly or indirectly from Employee’s employment with and/or separation from Employer, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity, violation of any administrative, statutory or codified law or regulation dealing with fair employment practices, any for Employee, claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act (to the extend waivable), the Rehabilitation Act of 1974, the Family Medical Leave Act (“FMLA”), Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Consolidated Omnibus Budget Reconciliation Act of 1985, and all other federal, state and local statutes, ordinances, executive orders and regulations and any common law claims lying in contract, tort or equity. It is expressly agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for compensation, benefits or considerations other than that which is set forth in Paragraph 1 herein.

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Nothing in this Agreement is intended to act as a waiver of any claims or causes of action that cannot be waived as a matter of law by either Party, nor shall this Agreement interfere with the Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or the Nevada Equal Rights Commission, the National Labor Relations Board, or other federal or state regulatory or law enforcement agency. However, the consideration provided to the Employee in this Agreement shall be the sole relief available to Employee for the claims that are released by the Employee herein and Employee will not be entitled to recover, and agrees to waive any equitable and/or monetary relief, damages, or benefits against the Employer in connection with any such charge, determination, claim, cause of action, complaint, or proceeding without regard to who has filed or brought the charge, complaint, or action seeking relief, or in what venue, or jurisdiction the same is being pursued.

6. Age Discrimination in Employment Act/Older Workers Benefits and Protections Act. Employee acknowledges that Employee has been advised in writing to consult with an attorney before executing this Agreement, and that Employee has had at least twenty-one (21) days after receipt of this Agreement to consider whether to accept or reject this Agreement. Employee understands that Employee may execute this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Employee has seven (7) days after execution of this Agreement to revoke it. Such revocation must be in writing and emailed to William Scott at William.scott@warrenside.com. If Employee revokes this Agreement, it shall be null and void. If Employee does not revoke this Agreement within seven (7) days of executing it, this Agreement shall become enforceable on the eighth (8th) day after execution of this Agreement (the “Effective Date”). Employee understands that this Agreement is not intended to be a waiver of claims arising after the date Employee executes this Agreement. The foregoing consideration and revocation periods are inclusive of those required by the Older Workers Benefit Protection Act, as applicable.

7. No Admission of Liability. Employee and Employer hereby represent and warrant that this Agreement is not in any respect an admission or statement of liability or wrongdoing by either Employee or Employer.

8. Mutual Non-Disparagement. Employee agrees not to knowingly, intentionally, or maliciously make false, disparaging, or critical statements about Employer, Employer’s agents, representatives or employees, its officers, or the Board of Directors, verbally or in writing, that tarnish, undermine or negatively impact Employer’s good will and reputation including, without limitation posting on Glassdoor, Indeed, LinkedIn, Facebook, X, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums. Similarly, Employer, on behalf of its officers, directors, and currently employed managing speaking agents, agrees not to knowingly, intentionally, or maliciously make false, disparaging, or critical statements about Employee, verbally or in writing, that tarnish, undermine or negatively impact Employee’s reputation including, without limitation posting on Indeed, LinkedIn, Facebook, X, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums. Any breach of this Paragraph shall constitute a material breach of this Agreement. Notwithstanding the foregoing, Employee and Employer may testify truthfully pursuant to an administrative, civil or criminal compulsory process only pursuant to a subpoena or court order.

9. Mutual Confidentiality of Agreement. The Parties agree to keep circumstances of Employee’s separation of employment, and their negotiations regarding Employee’s separation of employment confidential, except that the Parties may disclose the financial terms of this Agreement and the Australia Deed in compliance with their respective reporting obligations (e.g., SEC, IRS, etc.), to their respective attorneys, accountants, tax planners, or other professional representatives, as necessary.

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10. Continuing Obligations and Cooperation. Employee agrees to cooperate fully, truthfully, and promptly with Employer in any future legal, regulatory, or administrative proceedings, audits, or investigations related to matters arising during Employee’s employment and Employer will indemnify Employee against all costs associated with such cooperation as set forth in that certain Indemnification Agreement dated as of February 19, 2025 by and between Employer and Employee (the “Indemnification Agreement”)

11. Entire Agreement. This Agreement, together with the Australia Deed, embodies the entire agreement of the Parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or written, express or implied, between the Parties except as incorporated by reference herein, or with respect to any agreement Employee signed with Employer requiring Employee to maintain the confidentiality of its proprietary, confidential, or trade secret information. This Agreement terminates and supersedes the Employment agreement in its entirety. For the avoidance of doubt, this Agreement shall not supersede the Indemnification Agreement, dated as of February 19, 2025 by and between Employer and Employee (the “Indemnification Agreement”) which shall remain in full force and effect.

The Parties acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the Party against whom such an amendment or waiver is sought to be enforced.

12. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party, its agents, directors, officers, employees, servants, successors, and assigns.

13. Construction. This Agreement shall not be construed in favor of one Party or against the other.

14. Partial Invalidity. This Agreement shall be deemed to consist of a series of separate covenants. If any separate covenant, word, clause, phrase, sentence, paragraph or provision of this Agreement be declared void or is found unenforceable, it may be modified by the Court to make it enforceable and/or severed from this Agreement with the remainder of the Agreement remaining in full force and effect.

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15. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

16. Enforcement Costs; Arbitration. The Parties agree that in the event of any claim, controversy, dispute, demand or alleged breach, arising out of or relating to this Agreement, the Employment Agreement, or arising out of or related to Employee’s employment or termination from the Employer, the Parties shall not immediately submit their claims to adjudication, as contemplated by the Employment Agreement in Paragraph 15. Rather, the Parties will first attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (Employment Arbitration Rules & Procedures | JAMS Mediation, Arbitration, ADR Services) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (Employment Arbitration Minimum Standards | JAMS Mediation, Arbitration, ADR Services). The mediation and/or arbitration shall proceed in Clark County, Nevada, and shall be presided over by a member of the panel of judges available in Clark County, Nevada. Judgment on the Award may be entered in any court having jurisdiction over the matter. This arbitration provision is governed by the Federal Arbitration Act, Title 9 of the United States Code. The Parties agree that in the event a Party breaches any provision of this Agreement, the Employment Agreement, there is a claim, dispute or disagreement arising out of or related to the Employment Agreement, or Employee’s employment with the Employer, any such claim, demand or action shall be subject to binding arbitration, in Clark County, Nevada, before arbitration. The Parties further agree that the prevailing Party in that arbitration action shall be entitled to recover all costs and reasonable attorneys’ fees incurred in conjunction with the enforcement of this Agreement to the extent permitted by law.

17. Governing Law and Jurisdiction. This Agreement shall be interpreted under the laws of the State of Nevada, both as to interpretation, performance and enforcement.

18. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the respective dates set forth below.

Dated this 25th day of November 2025.		Dated this 25th day of November 2025.

Anthony Brian Goodman		Golden Matrix Group, Inc.

Signature:	/s/ Anthony Brian Goodman	By:	/s/ William Scott
Print Name:	Anthony Brian Goodman	Its:	William Scott

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EXHIBIT A

DATED	November 25, 2025

Global Technology Group Pty Ltd

And

Anthony Brian Goodman

DEED OF SETTLEMENT AND RELEASE

WITHOUT PREJUDICE AND SUBJECT TO

CONTRACT

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DETAILS

Date

Parties

Name	Global Technology Group Pty Ltd
ABN	85 636 173 343
Short form name	Global Tech
Notice details	Suite 405, 2 Grosvenor Street, Bondi Junction NSW 2022 Australia Attention: Weiting (Cathy) Feng

Name	Anthony Brian Goodman
Short form name	Mr. Goodman
Notice details	Level 12/167 Macquarie St, Sydney NSW 2000, Australia

Introduction

A	Mr. Goodman was employed by Global Tech from 26 October 2020.

B	Mr. Goodman’s employment will be terminated in accordance with the terms set forth in the U.S. Severance and Release Agreement (the “US Release”).

C	The parties have agreed to settle all matters relating to the Employment and the Cessation on the terms set out in this deed.

AGREED TERMS

1	DEFINED TERMS AND INTERPRETATION

1.1	Defined terms

In this deed:

Cessation means the cessation of the Employment, which took effect on the date referred to in Introduction paragraph B.

Claim includes any complaint, action, suit, cause of action, application, arbitration, award, debt due, cost, claim, demand, liability, right, verdict, judgment or order either at law or in equity or arising out of the provisions of any statute, award, order or determination (with the exception of the provisions of any statute, award, order or determination relating to workers’ compensation).

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Confidential Information means all information confidential to Global Tech and includes all records, documents, accounts, plans, formulae, designs, specifications, price lists, customer lists, correspondence, letters and papers of every description, including copies, relating to the affairs or business of Global Tech or any Related Entity of Global Tech. This also includes information of Global Tech’s (or any Related Entity of Global Tech) customers or clients which Mr. Goodman has become aware of in the course of the Employment.

Employment means the employment referred to in Introduction paragraph A.

Employment Contract means any agreement, whether memorialized in writing or not, between the Employee and Global Tech regarding the Employment.

Related Entity has the meaning set out in section 9 of the Corporations Act 2001 (Cth).

Settlement Sum means the amount referred to in clause 2.2.

1.2	Interpretation

In this deed (including the introduction) unless the contrary intention appears:

(a)	headings are for ease of reference only and do not affect the meaning of this deed;

(b)	the singular includes the plural and vice versa;

(c)	any specified gender includes all other genders;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	where there are two or more persons bound to an obligation, they are bound severally and any two or more of them jointly;

(f)	an obligation in favour of two or more persons is for their benefit jointly and severally; and;

(g)	a reference to:

(i)	the parties means the parties to this deed;

(ii)

a person includes a reference to a firm, a corporation, an unincorporated association and a government authority or other government body; a person includes that person’s executors, successors and permitted assigns and any person claiming under or through the person;

(iii)	a document or deed, including this deed, includes a reference to that document or deed as novated, altered or replaced from time to time;

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(iv)

a statute or other law or a provision of such a statute or other law means that provision, statute or other law as amended or replaced from time to time, whether before or after the date of this deed and it includes regulations and other instruments made under the statute or other law;

(v)	a clause or a schedule is a reference to a clause or a schedule in this deed (including the introduction);

(vi)	a thing or an amount includes the whole and each part of it;

(vii)	a month means a calendar month; and

(viii)	dollars or $ is a reference to US dollars, in accordance with the terms of the US Release.

2	SETTLEMENT

2.1	Payments to Cessation

Mr. Goodman shall receive his pay and benefits in the normal way for the period up to and including Cessation at which point all pay and benefits shall cease, save where set out in this Deed. In particular:

(a)	Mr. Goodman shall receive all wages and accrued but untaken annual leave and long service leave owing at the Cessation date.

2.2	Settlement Sum

Mr. Goodman will be provided with a payment as set forth in Section 1 of US Release to which this Agreement serves as an Exhibit A to and which is expressly incorporated by reference herein (“Settlement Sum”).

2.3	Payment terms

Mr. Goodman will be paid the Settlement Sum in accordance with the manner, at the time(s), and subject to the conditions specified in Section 1 of the US Release.

2.4	Tax

Mr. Goodman will be liable to pay any tax on the Settlement Sum and Mr. Goodman acknowledges that Global Tech will deduct from that sum such amounts as required under the Income Tax Assessment Act 1936 (Cth) or other applicable taxation legislation prior to payment.

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3	RELEASE AND DISCHARGE

3.1	Release

In consideration of the obligations entered into by Global Tech referred to in this deed and as set forth in the US Release, which is expressly incorporated by reference herein, Mr. Goodman releases and forever discharges Global Tech and all of its associated entities (as that term is defined in section 50AAA of the Corporations Act 2001 (Cth)), any Related Entity and associated personnel (including their officers, directors, employees, agents and contractors) in relation to any Claims that Mr. Goodman has had or, but for this deed, may have had against Global Tech in relation to the Employment, the Cessation, and the Employment Contract, save for any entitlement that Mr. Goodman may have arising out of any applicable worker’s compensation legislation or any claim under relevant superannuation legislation.

3.2	Bar

This deed may be pleaded as a bar to any Claim now or in the future commenced or continued by or on behalf of Mr. Goodman, or any person claiming through Mr. Goodman arising out of, from, in, or in connection with the Employment, the Employment Contract or the Cessation, as set out in clause 3.1.

4	CONFIDENTIALITY

4.1	Obligations of confidentiality

Subject to clause 4.2, Mr. Goodman must keep confidential the following information:

(a)	all Confidential Information of which Mr. Goodman has become aware of in the course of the Employment, including any Confidential Information of Global Tech’s customers or clients;

(b)	all other Confidential Information disclosed by Global Tech to Mr. Goodman; and

(c)	the terms of this deed and all negotiations leading up to it.

4.2	Permitted disclosure

A party may disclose this deed and the settlement recorded in it only:

(a)	if required by law; or

(b)	to enforce this deed; or

(c)	to obtain professional legal or accounting advice.

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5	RETURN OF PROPERTY

On Cessation, Mr. Goodman must deliver to Global Tech or its authorized representative without any further demand:

(a)	documents in Mr. Goodman’s possession or control relating in any way to any Confidential Information of or to the business or affairs of Global Tech or any Related Entity;

(b)

any property of Global Tech or any Related Entity or thing which of Global Tech or any Related Entity is entitled to possess, including all written or machine-readable material, software, computers, credit cards, fuel cards, security pass and keys; and

(c)

documents in Mr. Goodman’s possession or control relating or belonging in any way to any of Global Tech’s customers or clients, including any property of Global Tech’s customers or clients that could be considered confidential in nature.

6	ONGOING OBLIGATIONS

6.1	Statements

Mr. Goodman undertakes not to disparage, speak or write in terms, which are likely to be injurious to the commercial, professional or personal standing of Global Tech or any of its associated personnel or associated entities (including the officers, directors, employees, agents and contractors of Global Tech), or any customers of Global Tech.

Mr. Goodman also undertakes not to incite any other person to do so in any forum or using any mode of communication whatsoever.

7	STAMP DUTY

Any stamp duty payable in respect of this deed will be borne by Global Tech.

8	FURTHER ASSURANCES

Each party agrees to do everything reasonably necessary to give complete and prompt effect to the terms of this deed.

9	ENTIRE AGREEMENT

Mr. Goodman declares, represents and agrees that, with respect to the subject matter herein, this deed (i) constitutes his entire agreement with Global Tech, and (ii) supersedes and annuls any and all prior agreements, contracts, promises or representations, whether oral or written, express or implied, made by or on behalf of Global Tech.  For avoidance of doubt, the US Release shall not be superseded by this Agreement, is expressly incorporated by reference herein, and will remain in full force and effect.

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10	PRIOR ADVICE AND REPRESENTATIONS

Mr. Goodman acknowledges that:

(a)	before executing this deed, he was given reasonable time to seek and obtain legal or other advice of his choice and was afforded a reasonable opportunity to consider his position; and

(b)	he has been advised of and understands the terms, conditions and consequences of this deed.

11	VARIATION AND WAIVER

A provision of or right created under this deed may not be:

(a)	waived except in writing signed by the party granting the waiver; or varied except in writing signed by the parties.

12	SEVERANCE

12.1	Reading down

If a provision of this deed is void, voidable, unenforceable or illegal but would not be void or voidable or unenforceable or illegal if it were to be read down, and it is capable of being read down, it will be read down accordingly.

12.2	Severability

If, despite clause 12.1, a provision of the deed is still void, voidable, unenforceable or illegal:

(a)	if the provision would not be void, voidable, unenforceable or illegal if a word or words (as the case may be) were omitted, that word or those words are hereby severed; and

(b)	in any other case, the whole provision is hereby severed, and the remainder of this deed has full force and effect.

13	SUBJECT TO CONTRACT

This deed and the US Release are subject to contract and without prejudice until it is executed by the parties at which point it will become open and binding, even if still marked “without prejudice and subject to contract”.

14	COUNTERPARTS

This deed may be executed in any number of counterparts and all counterparts taken together will constitute one instrument.

15	GOVERNING LAW

This deed is governed by the law in force in Sydney, New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Sydney, New South Wales.

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SIGNING PAGE

EXECUTED as a deed.

Executed for an on behalf of Global Technology Group Pty Ltd, ABN 85 636 173 343 in accordance with section 127 of the Corporations Act 2011 (Cth)

/s/ Weiting Feng
Signature of director

Weiting (Cathy) Feng

Signed by Anthony Brian Goodman in the presence of

/s/ Anthony Brian Goodman
Anthony Brian Goodman

/s/Zhe Yan
Signature of witness

{Zhe} Scott Yan

Name of witness (print)

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